As filed with the Securities and Exchange Commission on January 27, 2010

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CELLU TISSUE HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1346495
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1855 Lockeway Drive, Suite 501

Alpharetta, Georgia 30004

(Address of Principal Executive Offices) (Zip Code)

Cellu Tissue Holdings, Inc. 2010 Equity Compensation Plan

Cellu Parent Corporation 2006 Stock Option and Restricted Stock Plan

(Full Title of the Plan)

W. Edwin Litton

General Counsel, Senior Vice President, Human Resources and Secretary

1855 Lockeway Drive, Suite 501

Alpharetta, Georgia 30004

(678) 393-2651

(Name, Address and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Alan J. Prince

Tracy Kimmel

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia 30309

(404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	797,499	(2)	$5.12	(3)	$4,083,195	$292
Common Stock, $0.01 par value per share	2,795,000	(4)	$11.92	(5)	$33,316,400	$2,376
Total	3,592,499		—		$37,399,595	$2,668

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares of the Registrant’s common stock as may become issuable under the 2010 Equity Compensation Plan and the 2006 Stock Option and Restricted Stock Plan as the result of any future stock splits, stock dividends or similar adjustment of the Registrant’s common stock.
(2)	Represents shares of common stock issuable upon the exercise of options that are currently outstanding under the Cellu Parent Corporation 2006 Stock Option and Restricted Stock Plan.
(3)	Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee. The price of $5.12 per share represents the weighted average exercise price for outstanding options under the Cellu Parent Corporation 2006 Stock Option and Restricted Stock Plan.
(4)	Represents 316,024 shares of common stock issuable upon the exercise of options that are currently outstanding under the 2010 Equity Compensation Plan, 9,615 shares of restricted common stock issued under the 2010 Equity Compensation Plan and 2,469,361 shares of common stock that are currently authorized for issuance upon the exercise of awards that may be granted under the 2010 Equity Compensation Plan.
(5)	Estimated in accordance with Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee. The price of $11.92 per share represents the average of the high and low prices reported for the Registrant’s common stock on the New York Stock Exchange on January 25, 2010.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to 797,499 shares of common stock, $0.01 par value per share (the “Common Stock”) of Cellu Tissue Holdings, Inc. (the “Registrant”) issuable upon outstanding options originally granted under the Cellu Parent Corporation 2006 Stock Option and Restricted Stock Plan (the “2006 Plan”), 316,024 shares of Common Stock issuable upon the exercise of options that are currently outstanding under the Cellu Tissue Holdings, Inc. 2010 Equity Compensation Plan (the “2010 Plan”), 9,615 shares of restricted Common Stock issued under the 2010 Plan and 2,469,361 shares of Common Stock currently authorized for issuance upon the exercise of awards that may be granted under the 2010 Plan. On January 27, 2010 Cellu Parent Corporation was merged with and into the Registrant, with the Registrant as the surviving corporation, and, pursuant to the terms of the 2006 Plan, all outstanding options issued pursuant to the Plan automatically converted into options to purchase shares of Common Stock of the Registrant. The Registrant does not intend to make any new grants of securities pursuant to the 2006 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that the Registrant has previously filed with the Commission are incorporated herein by reference:

(a)	The prospectus filed by the Registrant with the Commission pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”), on January 22, 2010, relating to the registration statement on Form S-1, as amended (Registration No. 333-162543);

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended August 27, 2009 and November 26, 2009, filed on October 9, 2009 and December 31, 2009, respectively;

(c)	the Registrant’s Current Reports on Form 8-K filed on October 16, 2009, December 9, 2009 and January 27, 2010; and

(d)	the description of the Registrant’s common stock, $0.01 par value per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on January 19, 2010, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•

to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•

the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•

the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 6, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each of the registrants incorporated in Delaware under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Registrant may, in its discretion, similarly indemnify its employees and agents.

The amended and restated bylaws of the Registrant provide that, to the fullest extent permitted by the DGCL, the Registrant will indemnify any and all persons whom it has the power to indemnify from and against any and all of the expenses, liabilities or other matters referred to in Section 145 of the DGCL. In addition, the amended and restated certificate of incorporation of the Registrant relieves its directors from monetary damages to it or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

The Registrant has entered into indemnification agreements with its directors and officers to provide such officers and directors with additional contractual assurances regarding the scope of their indemnification. The Registrant also has purchased and maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

4.1	Form of Stock Certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-162543), filed on December 4, 2009).

4.2	Amended and Restated Certificate of Incorporation of Cellu Tissue Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on January 27, 2010).

4.3	Amended and Restated Bylaws of Cellu Tissue Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on January 27, 2010).

5.1	Opinion of King & Spalding LLP.

23.1	Consent of King & Spalding LLP (included as part of Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.3	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.4	Consent of Ernst & Young LLP, independent auditors.

23.5	Consent of BDO Seidman, LLP, independent certified public accounting firm.

24.1	Power of Attorney (included in signature pages).

99.1	Cellu Parent Corporation 2006 Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed on June 16, 2006).

99.2	Amendment Number One to the Cellu Parent Corporation 2006 Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on January 27, 2010).

99.3	Amendment Number Two to the Cellu Parent Corporation 2006 Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed on January 27, 2010).

99.4	Cellu Tissue Holdings, Inc. 2010 Equity Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on January 27, 2010).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on January 27, 2010.

CELLU TISSUE HOLDINGS, INC.

By:	/S/ RUSSELL C. TAYLOR
Russell C. Taylor President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Russell C. Taylor and W. Edwin Litton, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ RUSSELL C. TAYLOR Russell C. Taylor	President, Chief Executive Officer and Director (Principal Executive Officer)	January 27, 2010

/S/ DAVID J. MORRIS David J. Morris	Senior Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	January 27, 2010

/S/ R. SEAN HONEY R. Sean Honey	Chairman of the Board of Directors	January 27, 2010

/S/ DAVID L. FERGUSON David L. Ferguson	Director	January 27, 2010

/S/ CYNTHIA T. JAMISON Cynthia T. Jamison	Director	January 27, 2010

/S/ JOSEPH J. TROY Joseph J. Troy	Director	January 27, 2010

/S/ GORDON A. ULSH Gordon A. Ulsh	Director	January 27, 2010

/S/ STEVEN D. ZIESSLER Steven D. Ziessler	Director	January 27, 2010

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Stock Certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-162543), filed on December 4, 2009).

4.2	Amended and Restated Certificate of Incorporation of Cellu Tissue Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on January 27, 2010).

4.3	Amended and Restated Bylaws of Cellu Tissue Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on January 27, 2010).

5.1	Opinion of King & Spalding LLP.

23.1	Consent of King & Spalding LLP (included as part of Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.3	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.4	Consent of Ernst & Young LLP, independent auditors.

23.5	Consent of BDO Seidman, LLP, independent certified public accounting firm.

24.1	Power of Attorney (included in signature pages).

99.1	Cellu Parent Corporation 2006 Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed on June 16, 2006).

99.2	Amendment Number One to the Cellu Parent Corporation 2006 Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on January 27, 2010).

99.3	Amendment Number Two to the Cellu Parent Corporation 2006 Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed on January 27, 2010).

99.4	Cellu Tissue Holdings, Inc. 2010 Equity Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on January 27, 2010).